Exhibit 10.1(c)

EXECUTED

Credit Suisse International

One Cabot Square

London E14 4QJ

England

October 22, 2009

To: Navistar International Corporation
4201 Winfield Road
Warrenville, Illinois 60555
Attention: Treasurer
Telephone No.:	630-753-5000
Facsimile No.:	630-753-2305

Re: Base Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Credit Suisse International (“Dealer”), represented by Credit Suisse, New York branch (“Agent”) as its agent, and Navistar International Corporation (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Prospectus dated October 20, 2009 as supplemented by the Prospectus Supplement dated October 22, 2009 (as so supplemented, the “Prospectus”) relating to the Senior Subordinated Convertible Notes due October 15, 2014 (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 550,000,000 pursuant to an Indenture to be dated October 28, 2009, between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Prospectus, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Prospectus. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references herein to the Indenture are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended following such date, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.      This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	October 22, 2009

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.10 per Share (Exchange symbol “NAV”).

Number of Options:	550,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	The fraction, expressed as a percentage, (i) the numerator of which is 135 and (ii) the denominator of which is 550.

Option Entitlement:	As of any date, a number equal to the product of the Applicable Percentage and the Conversion Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to the Excluded Provisions), for each Convertible Note.

Strike Price:	USD 50.2740

Premium:	USD 29,700,000.00

Premium Payment Date:	October 28, 2009

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 4.04(f) and (g) and Section 4.06 of the Indenture.

Procedures for Exercise.

Exercise Period(s):	Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Conversion Date and ending on, and including, the Scheduled Valid

Day immediately preceding the first day of the relevant Settlement Averaging Period in respect of such Exercisable Option; provided that in respect of Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs on or after the Free Convertibility Date, the final day of the Exercise Period shall be the Scheduled Valid Day immediately preceding the Expiration Date.

Exercisable Options:	In respect of any Exercise Period (the “Relevant Exercise Period”), a number of Options equal to the lesser of:

(i) the number of Convertible Notes with a Conversion Date occurring on the first day of such Exercise Period; and

(ii) the Number of Options as of the first day of the Relevant Exercise Period.

If there are any other Exercisable Options as to which a prior Exercise Period has commenced but no Exercise Date has yet occurred which would thereby reduce the Number of Options as of the related Exercise Date (such other Exercisable Options, the “Other Exercisable Options”), then solely for the purposes of determining the number of Exercisable Options for the Relevant Exercise Period, the Number of Options on the first day of the Relevant Exercise Period shall be reduced by such Other Exercisable Options.

Notwithstanding the foregoing, in no event shall the number of Exercisable Options exceed the Number of Options.

Conversion Date:	With respect to any conversion of a Convertible Note and the related Exercisable Option, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 4.02(b) of the Indenture.

Free Convertibility Date:	April 15, 2014

Expiration Time:	The Valuation Time

Expiration Date:	October 15, 2014, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Exercisable Options” above and “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, with respect to each Exercise Period, a number of Options equal to the number of Exercisable Options for such Exercise Period shall be deemed to be automatically exercised on the final day of such Exercise Period; provided that such Options shall be deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Exercisable Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day prior to the scheduled first day of the Settlement Averaging Period for the Exercisable Options being exercised of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Exercisable Options, and (iv) if the Relevant Settlement Method for such Exercisable Options is not Net Share Settlement, the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”), together with any information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below; provided that in respect of Exercisable Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Exercisable Options is not Net Share Settlement, Dealer shall have received a separate notice (“Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on or prior to the Free Convertibility Date specifying the information required in clauses (iii) and (iv) above.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Exercisable Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Exercisable Option is not Net Share Settlement, then such Relevant Settlement Method shall apply, but only if the Settlement Method Election Conditions have been satisfied and Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Exercisable Option.

Relevant Settlement Method:	In respect of any Exercisable Option, subject to the Settlement Method Election Conditions:

(i) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 4.03(b) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”) or (B) in a combination of cash and Shares pursuant to Section 4.03(d) of the Indenture with a Specified Cash Amount less than or equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Exercisable Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 4.03(d) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Exercisable Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 4.03(c) of the Indenture, then the Relevant Settlement Method for such Exercisable Option shall be Cash Settlement.

Settlement Method Election Conditions:	For any Relevant Settlement Method other than Net Share Settlement, such Relevant Settlement Method shall apply to an Exercisable Option only if the Notice of Exercise or Notice of Final Settlement Method for such Exercisable Option, as applicable, shall:

(i) contain a representation that, on the date of such Notice of Exercise or Notice of Final Settlement Method, as applicable, Counterparty is not in possession of any material non-public information with respect to Counterparty or the Shares;

(ii) contain a representation that Counterparty is electing the settlement method for the related Convertible Note and such Relevant Settlement Method in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii) contain a representation that Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(iv) contain a representation that Counterparty is not electing the settlement method for the related Convertible Note and such Relevant Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares); and

(v) contain an acknowledgment by Counterparty that (A) any transaction by Dealer following Counterparty’s election of the settlement method for the related Convertible Note and such Relevant Settlement Method shall be made at Dealer’s sole discretion and for Dealer’s own account and (B) Counterparty does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Net Share Settlement:	If Net Share Settlement is applicable to any Exercisable Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Exercisable Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Exercisable Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the Relevant Price on such Valid Day, divided by (iii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Exercisable Option exceed a number of Shares equal to the Applicable Limit for such Exercisable Option divided by the Relevant Price on the last Valid Day of the Settlement Averaging Period.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Exercisable Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Exercisable Option:

(i) an amount of cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Combination Settlement Cash Amount and the Daily Combination Settlement Cash Amount for such Valid Day shall each be deemed to be zero; and

(ii) a number of Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (B) the Relevant Price on such Valid Day, divided by (C) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Exercisable Option and (y) the Combination Settlement Share Amount for such Exercisable Option multiplied by the Relevant Price on the last Valid Day of the Settlement Averaging Period, exceed the Applicable Limit for such Exercisable Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Exercisable Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Exercisable Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount for any Exercisable Option exceed the Applicable Limit for such Exercisable Option.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Exercisable Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note multiplied by the Relevant Price on the last Valid Day of the Settlement Averaging Period for such Exercisable Option, over (ii) USD 1,000.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then traded. If the Shares are not so listed or traded, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the primary United States national securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page NAV.N <equity> AQR (or any successor thereto) in respect of the period from the scheduled open of trading until the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted average method). The Relevant Price will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Exercisable Option and regardless of the Settlement Method applicable to such Exercisable Option:

(i) if Counterparty has, on or prior to the Free Convertibility Date, delivered a Notice of Exercise to Dealer with respect to such Exercisable Option with a Conversion Date occurring prior to the Free Convertibility Date, the 40 consecutive Valid Days commencing on, and including, the second Valid Day following such Conversion Date; provided that if such Notice of Exercise specifies that Settlement in Shares applies to the Convertible

Note related to such Exercisable Option, the Settlement Averaging Period shall be the 60 consecutive Valid Day period commencing on, and including, the second Valid Day immediately following such Conversion Date; or

(ii) if Counterparty has, on or following the Free Convertibility Date, delivered a Notice of Exercise to Dealer with respect to such Exercisable Option with a Conversion Date occurring on or following the Free Convertibility Date, the 40 consecutive Valid Days commencing on, and including, the 42nd Scheduled Valid Day immediately prior to the Expiration Date; provided that if such Notice of Exercise specifies that Settlement in Shares applies to the Convertible Notes related to such Exercisable Option, the Settlement Averaging Period shall be the 60 consecutive Valid Days commencing on, and including, the 62nd Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Exercisable Option, the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Exercisable Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically- settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws.

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 4.04(a), (b), (c), (d) or (e) or Section 4.05 of the Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to any Excluded Provision.

Method of Adjustment:	Calculation Agent Adjustment, and means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than any Excluded Provision), the Calculation Agent will make a substantively identical and corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Merger Event” in Section 4.07 of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 4.04(e) of the Indenture.

Consequence of Merger Events / Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a substantively identical and corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 4.06 of the Indenture; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer, will not be the Issuer following such Merger Event or Tender Offer, then Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York

Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions.”

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer

5.	Account Details.

(a)	Account for payments to Counterparty:

JP Morgan Chase Bank N.A.

ABA# 021-000-021

Acct: Navistar, Inc.

Acct No.: 144008108

Account for delivery of Shares to Counterparty:

To be provided by Company.

(b)	Account for payments to Dealer:

The Bank of New York, NY

SWIFT: IRVTUS3N

Bank Routing: 021 000 018

Account Name: Credit Suisse International

Account No.: 890-0360-968

Account for delivery of Shares from Dealer:

To be provided by Dealer.

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: London

Credit Suisse International

One Cabot Square

London E14 4QJ

England

7.	Notices.

(a)	Address for notices or communications to Counterparty:

Navistar International Corporation

4201 Winfield Road

Warrenville, Illinois 60555

Attention: Treasurer

Telephone No.:	630-753-5000
Facsimile No.:	630-753-2305

(b)	Address for notices or communications to Dealer:

Credit Suisse, New York branch

Eleven Madison Avenue

New York , NY 10010-3629

Telephone No:	(212) 325 8676 / (212) 538 5306
Facsimile:	(212) 325 8173

8.	Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 2 of the Underwriting Agreement (the “Underwriting Agreement”) dated as of October 22, 2009 between Counterparty and J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, as representatives of the Underwriters party thereto (the “Underwriters”), are true and correct and are hereby deemed to be repeated to Dealer on the date hereof and on and as of the Premium Payment Date as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	It is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended).

(f)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty.

9.	Other Provisions.

(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 69,890,000 (in the case of the first such notice) or (ii) thereafter more than 620,000 less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(c)	Regulation M. Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than the concurrent distributions being made on the date hereof of the Convertible Notes and USD 1,000,000,000 principal amount of 8.25% Senior Notes due 2021. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(m) or 9(r) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Code” and such person, a “Transferee”); provided that any Transfer Options may be transferred or assigned to any wholly-owned subsidiary of Counterparty that is a disregarded entity for purposes of the Code. For the avoidance of doubt, in the event Dealer determines that any withholding tax is required to be imposed on payments by Dealer to a Transferee because such Transferee is not then a United States person within the meaning of the Code, Dealer will withhold and pay over the amount of such tax, which shall be deemed received by such Transferee, and Dealer will not gross such Transferee up for any such amounts. Moreover, if any such withholding tax liability is asserted against Dealer, then Counterparty and such Transferee shall indemnify and hold harmless Dealer and its affiliates from and against any and all losses, claims, damages, judgments, liabilities and expenses (including, without limitation, interest, penalties and attorney fees) resulting therefrom;

(C)

Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)	Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party (including, for the avoidance of doubt, any affiliate of Dealer), or whose obligations under the Transaction would be guaranteed by a person, in each case, with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (x) the credit rating of Dealer at the time of the transfer and (y) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the

aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or contract that is applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Laws, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Laws, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance. For the avoidance of doubt, Dealer hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Dealer’s obligations in respect of this Transaction are not completed by its designee, Dealer shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	if the Net Share Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Net Shares will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (a) above.

(g)	Role of Agent. Credit Suisse, New York branch, in its capacity as Agent will be responsible for (A) effecting this Transaction, (B) issuing all required confirmations and statements to Dealer and Counterparty, (C) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Counterparty, receiving, delivering, and safeguarding Counterparty’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(i)        Agent is acting in connection with this Transaction solely in its capacity as Agent for Dealer and Counterparty pursuant to instructions from Dealer and Counterparty. Agent shall have no responsibility or personal liability to Dealer or Counterparty arising from any failure by Dealer or Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by Dealer or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of Dealer and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Agent shall otherwise have no liability in respect of this Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(ii)       Any and all notices, demands, or communications of any kind relating to this Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent at the following address:

Credit Suisse, New York branch

Eleven Madison Avenue

New York, NY 10010-3629

For payments and deliveries:

Facsimile No.:	(212) 325 8175
Telephone No.:	(212) 325 8678 / (212) 325 3213

For all other communications:

Facsimile No.:	(212) 325 8173
Telephone No.:	(212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886

(iii)      The date and time of the Transaction evidenced hereby will be furnished by the Agent to Dealer and Counterparty upon written request.

(iv)      The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(v)       Dealer and Counterparty each represents and agrees (A) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(vi)      Dealer is regulated by The Securities and Futures Authority and has entered into this Transaction as principal. The time at which this Transaction was executed will be notified to Counterparty (through the Agent) on request.

(h)	Additional Termination Events. Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty shall occur under the terms of the Convertible Notes as set forth in Section 5.01 of the Indenture and, as a consequence of such event of default, the Convertible Notes have been declared due and payable before the Maturity Date (as such term is defined in the Indeture), then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(i)	Amendments to Equity Definitions.

(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(j)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Dealer hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off by Dealer against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. Any provision in the Agreement with respect to the satisfaction of Dealer’s payment obligations to the extent of Counterparty’s payment obligations to Dealer in the same currency and in the same Transaction (including, without limitation Section 2(c) thereof) shall not apply to Dealer and, for the avoidance of doubt, Dealer shall fully satisfy such payment obligations notwithstanding any payment obligation to Dealer by Counterparty in the same currency and in the same Transaction. For the avoidance of doubt and notwithstanding anything to the contrary provided in this Section 9(j), in the event of bankruptcy or liquidation of either Counterparty or Dealer, neither party shall have the right to set off any obligation that it may have to the other party under this Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(k)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency, Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty does not validly request Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as

applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(l)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Reference Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(n)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)	Right to Extend. Dealer may postpone, in whole or in part, any Settlement Date or any other date of valuation or delivery by Dealer or add additional Settlement Dates or any other date of valuation or delivery, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its discretion, that such postponement is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(p)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(q)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(r)	Notices of Certain Events. Counterparty covenants and agrees that:

(i)	as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Dealer in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated; and

(ii)	promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event, Counterparty shall notify Dealer in writing of the details of such adjustment.

(s)	Early Unwind. Notwithstanding anything in this Confirmation to the contrary, and subject to the immediately succeeding sentence, the respective obligations of the parties under the Transaction shall become final and binding, and the Transaction shall become effective, on the Premium Payment Date. In the event that (i) the sale of the “Firm Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”) or (ii) the $1,500,000,000 Credit Agreement dated as of January 19, 2007 among Counterparty, as Borrower, the several lenders from time to time party thereto, Credit Suisse Securities (USA) LLC as Syndication Agent and JPMorgan Chase Bank, N.A., as Administrative Agent is not repaid in full and terminated on prior to the Premium Payment Date, the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (x) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (y) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates in connection with the Transaction at the then prevailing market price. Each of Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in this Section, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(t)	Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(u)	Modification of Section 2(a)(iii). With respect to payments or deliveries to be made hereunder by Dealer, Section 2(a)(iii)(1) of the Agreement is amended to read as follows: “(1) the condition precedent that no Material Counterparty Event has occurred and is continuing,”. For such purposes, the occurrence at any time of any of the following shall constitute a “Material Counterparty Event”:

(i)	failure by Counterparty to make the payment of the Premium on the Premium Payment Date;

(ii)	failure by Counterparty to deliver any opinion required pursuant to Section 9(a);

(iii)	failure Counterparty to comply with or perform any agreement or obligation under Section 9(b), 9(c), 9(d), 9(k) or 9(m);

(iv)	a representation made or repeated or deemed to have been made or repeated by Counterparty in Section 9(c) or 9(d) or in any Notice of Exercise or Notice of Final Settlement Method proves to have been incorrect or misleading when made or repeated or deemed to have been made or repeated; or

(v)	an Event of Default described in Section 5(a)(vii) of the Agreement occurs with respect to Counterparty.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Credit Suisse, New York branch, Eleven Madison Avenue, New York, NY 10010-3629, Facsimile No. (212) 325-8173.

Very truly yours,

Credit Suisse International

By:	/s/ Shui Wong
Name:	Shui Wong
Title:	Authorized Signatory

By:	/s/ Marisa Scauzillo
Name:	Marisa Scauzillo
Title:	Authorized Signatory

Credit Suisse, New York Branch, as Agent for Credit Suisse International

By:	/s/ Louis J. Impellizeri
Name:	Louis J. Impellizeri
Title:	Authorized Signatory

By:	/s/ Grace Koo
Name:	Grace Koo
Title:	Managing Director

Accepted and confirmed as of the Trade Date:

Navistar International Corporation.

By:
Authorized Signatory
Name:

(Signature Page to Confirmation of Base Call Option Transaction)

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Credit Suisse, New York branch, Eleven Madison Avenue, New York, NY 10010-3629, Facsimile No. (212) 325-8173.

Very truly yours,

Credit Suisse International

By:
Name:
Title:

By:
Name:
Title:

Credit Suisse, New York Branch, as Agent for Credit Suisse International

By:
Name:
Title:

By:
Name:
Title:

Accepted and confirmed as of the Trade Date:

Navistar International Corporation.

By:	/s/ Jim Moran
Authorized Signatory
Name:	Jim Moran VP & Treasurer

(Signature Page to Confirmation of Base Call Option Transaction)